Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Overstock.com, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah

March 15, 2019